Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of GeoVax Labs, Inc. of our report dated March 23, 2023, relating to the consolidated financial statements of GeoVax Labs, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing in the Annual Report on Form 10-K of GeoVax Labs, Inc. for the year ended December 31, 2022.

/s/ Wipfli LLP

Atlanta, Georgia

August 22, 2023